SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13G


Under the Securities Exchange Act of 1934
(Amendment No.________)*



Powerwave Technologies Inc.
 (Name of Issuer)

Common Stock (Par Value $.0001)
(Title of Class of Securities)

739363109
(CUSIP Number)

Check the following box if a fee is being paid with this statement [ ].
A fee is not required only if the filing person:(1)has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent there to reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not Be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









(Continued on following pages)
Page 1 of 6 Pages


CUSIP No. 739363109	 					Page 2 of 6


1.	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Investment Advisory Incorporated ("BAI"). 52-1811121

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) [ ]
(b) [x]


3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Brown Investment Advisory & Trust Company and Brown Advisory
Incorporated are Maryland corporations.

NUMBER OF 		5 SOLE VOTING POWER
SHARES			     	 BIATC    1775221 shares
			      	 BAI	  2194617 shares
					  3969838 shares

BENEFICIALLY		6 SHARED VOTING POWER
OWNED BY 			 BIATC	     2300 shares
				 BAI	        0 shares
					     2300 shares


EACH REPORTING 		7 SOLE DISPOSITIVE POWER
PERSON WITH		         BIATC	  1746853 shares
			         BAI      2194107 shares
					  3940960 shares

			8 SHARED DISPOSITIVE POWER
				 BIATC	    39260 shares
				 BAI	      510 shares
					    39770 shares

CUSIP No. 739363109   					Page 3 of 6

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                BIATC      1790866 shares
				BAI	   2194617 shares
	                                   3985483 shares

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	[   ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             	 BIATC	        2.7%
		 BAI	 	3.4%
			        6.1%

12. TYPE OF REPORTING PERSON*

		BIATC - BK
		BAI - IA

*SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1. (a) NAME OF ISSUER: 	Powerwave Technologies Inc.

(b) Address of Issuer's Principal Executive Offices:
1801 East St Andrew Place, Santa Ana, CA 92705


Item 2. (a) 	NAME OF PERSON FILING:

Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Investment Advisory Incorporated ("BAI").

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE:

901 South Bond Street, Suite 400
Baltimore, Maryland 21231

(c) CITIZENSHIP:

Brown Investment Advisory & Trust Company and Brown Advisory
Incorporated are Maryland corporations.


CUSIP No. 739363109		 				Page 4 of 6

(d)  TITLE OF CLASS OF SECURITIES:

Common Stock of ($.0001 par) of Powerwave Technologies Inc.
(e) CUSIP Number:
739363109

Item 3. 	If this statement is filed pursuant to Rules 13d-1(b),
or 13d-2(b), check whether the person filing is a:

For BIATC

(b) [x] Bank as defined in section 3(a)(6) of the Act

For BAI

(e) [x] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

Item 4. 	OWNERSHIP:

(a) AMOUNT BENEFICIALLY OWNED:		As of December 31, 2002

                BIATC	          1790866 shares
		BAI	          2194617 shares
				  3985483 shares

(b) PERCENT OF CLASS:

   		BIATC		2.7%
		BAI	 	3.4%
			        6.1%

(c) Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:

 			BIATC	     1775221 shares
			BAI	     2194617 shares
			             3969838 shares



CUSIP No. 739363109   					Page 5 of 6

(ii) shared power to vote or to direct the vote:

			BIATC	         2300 shares
			BAI		    0 shares
				         2300 shares

(iii) sole power to dispose or to direct the disposition of:

			BIATC	      1746853 shares
			BAI	      2194107 shares
				      3940960 shares

(iv) shared power to dispose or to direct the disposition of:

			BIATC	    	39260 shares
			BAI		  510 shares
					39770 shares

Item 5. 	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

		Not applicable

Item 6. 	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

		Not applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

		Not applicable

Item 8. 	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

		Not applicable


Item 9. 	NOTICE OF DISSOLUTION OF GROUP.

		Not applicable


CUSIP No. 739363109		 				Page 6 of 6

Item 10. CERTIFICATION.


By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	As of December 31, 2002

Signature:	Brown Investment Advisory & Trust Company

	By: /S/ Sandra J. Doeller

Title:	Principal

Signature:	Brown Investment Advisory Incorporated

	By: /S/ Sandra J. Doeller


	Title:	Principal